Exhibit 5.03

December 20, 2010

NRG South Texas LP,

Texas Genco Services, LP

Texas Genco Holdings, Inc.,

Texas Genco GP, LLC

Elbow Creek Wind Project LLC

Langford Wind Power, LLC

c/o NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

RE:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Texas counsel to NRG South Texas LP (formerly known as Texas Genco LP), a Texas limited partnership, Texas Genco Services, LP, a Texas limited partnership, Texas Genco Holdings, Inc., a Texas corporation, Texas Genco GP, LLC, a Texas limited liability company, Elbow Creek Wind Project LLC, a Texas limited liability company, and Langford Wind Power, LLC, a Texas limited liability company (collectively, the “Guarantors” and individually, a “Guarantor”), each Guarantor being a subsidiary of NRG Energy, Inc., a Delaware corporation (the “Issuer”), in connection with the Guarantors’ proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $1,100,000,000.00, in aggregate principal amount of the Issuer’s 8.25% Senior Notes due 2020, Series B (the “Exchange Notes”).  The Exchange Notes are to be issued by the Issuer in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such registration statement, as amended, is hereinafter referred to as the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 20, 2010, under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Exchange Notes are being exchanged for a like amount of the Issuer’s outstanding 8.25% Senior Notes due 2020 (the “Old Notes”).  The Exchange Notes are being issued pursuant to the Base Indenture the (“Base Indenture”), dated as of February 2, 2006, between the Issuer and Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by that certain Thirty-Sixth Supplemental Indenture, dated as of August 20, 2010 (the “Thirty-Sixth Supplemental Indenture”), among the Issuer, the Guarantors and other guarantors party thereto and the Trustee (the Base Indenture, as so supplemented by the Thirty-Sixth Supplemental Indenture, the “Indenture”).  Pursuant to the Indenture, the Guarantors, along with such other guarantors, will guarantee the obligations of the Issuer under the Exchange Notes.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following: (i) the organizational documents of each of the Guarantors, (ii) resolutions adopted by the board of directors or managers of each of the Guarantors or its general partner with respect to, among other things, the execution and delivery by the Guarantors of the Thirty-Sixth Supplemental Indenture, (iii) the Registration Statement, and (iv) the Base Indenture and the Thirty-Sixth Supplemental Indenture.  We have also examined such other documents and certificates and such matters of law as we have deemed necessary for the purposes of this opinion.

In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified or photostatic copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered.  As to any facts material to the opinions expressed herein, we have made no independent investigation of such facts and have relied upon statements and representations of officers and other representatives of Guarantors, public officials and others.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Texas, and (v) the securities or “blue sky” laws and regulations of the State of Texas.

Based upon the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.               The Thirty-Sixth Supplemental Indenture has been duly authorized, executed and delivered by the Guarantors.

2.               When the Exchange Notes have been issued by the Issuer and authenticated in accordance with the Indenture, and delivered to the purchasers thereof in exchange for the Old Notes and guarantees related thereto as contemplated by the Registration Statement, the guarantee by each of the Guarantors of the obligations of the Issuer under the Exchange Notes pursuant to the provisions of the Indenture will be a binding obligation of such Guarantor.

The opinions expressed in this letter are limited to the specific issues addressed herein, and no opinion is implied or may be inferred beyond that expressly stated herein. This opinion letter is rendered as of its date, and we expressly disclaim any obligation to update this letter after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely on this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very Truly Yours

/s/ Vinson & Elkins, L.L.P.

VINSON & ELKINS, L.L.P.